Exhibit 8.1
List of Subsidiaries of
VanceInfo Technologies Inc. (the “Registrant”)

			Percentage of
		Jurisdiction of	Attributable
	Name of Company	Incorporation	Equity Interests
Subsidiaries
1.	VanceInfo Japan Inc.	a Japan company	99.9%
2.	VanceInfo Creative Software Technology Ltd.	a PRC company	100%
3.	VanceInfo Technologies Inc.	a Delaware, USA company	100%
4.	VanceInfo Creative Software Technology Ltd.	a British Virgin Islands Company	100%
5.	Nanjing VanceInfo Creative Software Technology Limited	a PRC company	100%
6.	Shanghai VanceInfo Creative Software Technology Limited	a PRC company	100%
7.	Beijing Chosen Technology Co., Ltd.	a PRC company	100%
8.	Shanghai VanceInfo Technologies Limited	a PRC company	100%
9.	Beijing Viatt Information Technology Co. Ltd.	a PRC company	100%
10.	VanceInfo Malaysia Inc. Sdn. Bhd.	a Malaysia company	100%
11.	VanceInfo Technologies Limited	a Hong Kong company	100%
12.	VanceInfo Technologies Limited	a PRC company	100%
13.	Shenzhen VanceInfo Creative Software Technology Limited	a PRC company	100%
14.	TP Teleservices Limited	a Hong Kong company	100%
15.	TP (Hong Kong) Limited	a Hong Kong company	100%
16.	TP Consultants Limited	a Hong Kong company	100%
17.	TP (Taiwan) Limited	a Hong Kong company	100%
18.	TP Software Technology (Shanghai) Co., Ltd.	a PRC company	100%
19.	Link Result Limited	a Hong Kong company	100%
20.	A-IT (Shanghai) Software Services Co., Ltd.	a PRC company	100%
21.	Lifewood Technology Limited	a Hong Kong company	100%
22.	Lifewood Data Technology Limited	a Hong Kong company	100%
23.	Lifewood Data Technology (Shenzhen) Limited	a PRC company	100%
24.	Lifewood Data Technology (Dongguan) Limited	a PRC company	100%